EXHIBIT 10.7

KALARIS THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of April 10, 2025, the non-employee directors of Kalaris Therapeutics, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

The Company’s goal is to provide compensation for its non-employee directors in a manner that enables it to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The Company also seeks to align the interests of its directors and its stockholders, and the Company has chosen to do so by compensating its non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The cash retainers that will be paid to the Company’s non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the cash retainers that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Retainer	Chair Incremental Annual Retainer
Board of Directors	$40,000	$110,000
Audit Committee	$7,500	$7,500
Compensation Committee	$6,000	$6,000
Nominating and Corporate Governance Committee	$4,000	$4,000

The foregoing retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment is prorated for any portion of such quarter (based on the number of days served in the applicable quarter) that the director is not serving on the Board, on such committee or in such position, and (ii) no retainer shall be payable hereunder in respect of any period prior to March 18, 2025 and the first payment hereunder shall be prorated.

Equity Compensation

Initial Grants. Upon initial election or appointment to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 18,000 shares of the Company’s common stock.

The initial award shall have a term of ten years from the date of the award and shall vest and become exercisable as to 2.7778% of the shares underlying such award at the end of each successive one-month period following the grant date until the third anniversary of the grant date, subject to the director’s continued service to the Company through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of the Company’s common stock as reported on Nasdaq on the date of grant.

Annual Grants. Beginning with the annual meeting of stockholders held in 2026, each non-employee director will be granted, automatically and without the need for any further action by the Board, an equity award on the date of each annual meeting of stockholders an option to purchase 9,000 shares of the Company’s common stock; provided that for a non-employee director who was initially elected to the Board within the one year period preceding the annual meeting of stockholders, the number of shares subject to such award shall be prorated based on the number of days served by such director during the preceding year. The annual award shall have a term of ten years from the date of the award and shall vest and become exercisable in full on the one-year anniversary of the grant date (or, if earlier, the date immediately prior to the date of the first annual meeting of stockholders occurring after the grant date), subject to the director’s continued service to the Company through such applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of the Company’s common stock as reported on Nasdaq on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of the Company’s common stock are increased or decreased or are exchanged for a different number of kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of common stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of the Company’s common stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof).

The initial awards and the annual awards shall be subject to the terms and conditions of the Company’s 2020 Stock Option and Grant Plan, as it may be amended and/or restated from time to time, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.